EXHIBIT A.(5)(b)
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NORTHSTAR LIFE                                        CERTIFICATE OF INSURANCE
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Northstar Life Insurance Company - University Corporate Centre at Amherst -
Suite 424 - 100 Corporate Parkway - Amherst, New York 14226
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RIGHT TO CANCEL
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It is important to us that you are satisfied with this certificate after it is issued. If you are not satisfied with it, you may return this certificate to us or our agent within 10 days after you receive it. You may also cancel this certificate by delivering or mailing a written notice or sending a telegram to Northstar Life Insurance Company (Northstar Life), University Corporate Centre at Amherst, Suite 424, 100 Corporate Parkway, Amherst, New York 14226 and returning this certificate before midnight of the 10th day after you received this certificate. Notice given by mail and return of this certificate by mail are effective on being postmarked, properly addressed and postage prepaid. If you return this certificate, you will receive, within 7 days of the date we receive a notice of cancellation, a full refund of any premiums you have paid. Upon cancellation of this certificate, it will be void from the beginning as if it never had been issued.

/s/Dennis E. Prohofsky                        /s/Robert E. Hunstad
   Secretary                                     President




FOR OPTION A, THE INITIAL DEATH BENEFIT WILL EQUAL THE FACE AMOUNT SHOWN ON THE SPECIFICATIONS PAGE ATTACHED TO THIS CERTIFICATE. FOR OPTION B, THE INITIAL DEATH BENEFIT WILL EQUAL THE FACE AMOUNT SHOWN ON THE SPECIFICATIONS PAGE ATTACHED TO THIS CERTIFICATE PLUS THE INITIAL ACCOUNT VALUE, IF ANY. FOR OPTION B, THEREAFTER, THE DEATH BENEFIT MAY INCREASE OR DECREASE DEPENDING UPON SEPARATE ACCOUNT INVESTMENT EXPERIENCE.


THE ACCOUNT VALUE UNDER THIS CERTIFICATE WILL VARY FROM DAY TO DAY. IT MAY INCREASE OR DECREASE DEPENDING UPON SEPARATE ACCOUNT INVESTMENT EXPERIENCE, THERE IS NO GUARANTEED MINIMUM ACCOUNT VALUE.



TABLE OF CONTENTS


Definition.................................................2    Account Values.................................8
General Information........................................3    Surrenders and Withdrawals.....................9
Death Benefit..............................................3    Loans..........................................9
Payment of Proceeds........................................4    Termination...................................10
Premiums...................................................5    Conversion Privilege..........................11
Policy Charges.............................................5    Additional Information........................12
Separate Account...........................................6

VARIABLE GROUP UNIVERSAL LIFE INSURANCE

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NORTHSTAR LIFE                                                SPECIFICATIONS
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Northstar Life Insurance Company
University Corporate Centre at Amherst
Suite 424
100 Corporate Parkway
Amherst, New York 14226
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POLICYHOLDER:  [ABC COMPANY]                           POLICY ID:   [96-19974]
SPONSOR:       [ABC COMPANY]

  INSURED:     [Jane A. Doe]







INSURANCE INFORMATION
---------------------
  DEATH BENEFIT OPTION:                     OPTION B-Variable Death Benefit
  Face Amount:                              [$  25,000]     Effective Date:                       05-01-98
                                                            First Certificate Anniversary Date:   05-01-97
  Minimum Face Amount Available:            [$  25,000]
  Maximum Face Amount Available:            [$ 500,000]

  Planned Premium:                          [$   20.00]
  Rate Class:                               [Non-Smoker]

  Age at Issue:                             [35]
  Identification Number:                    [###-##-####]


CHARGES AGAINST PREMIUM                                      FIXED MONTHLY CHARGES
-----------------------                                      ---------------------

  Premium Tax Charge          2.00%                          Administration Charge:                  $ 4.00
  Sales Charge                5.00%
  Federal Tax Charge          0.25%

                                                             SEPARATE ACCOUNT CHARGE
                                                             ------------------------
                                                             Mortality and Expense Risk Charge:   0.5%

If a withdrawal is made, we will assess a charge of $25 or two percent of the amount withdrawn, whichever is less.

ELECTED RIDERS                        ADDITIONAL AGREEMENTS
--------------                        ----------------------

Accidental Death & Dismemberment      Policyholder Contribution Rider
                                      Accelerated Death Benefit
                                      Waiver of Premium

                                        These agreements are included in the
                                        planned monthly premium.

Please see the reverse side of this specifications page for Account and Sub-Account Options and Elections.

ACCOUNT OPTIONS AND ELECTIONS

Guaranteed Account      20%

SUB-ACCOUNT OPTIONS AND ELECTIONS

FIXED                                                BALANCED                           EQUITY

Bond       20%                                       Asset Allocation   20%             Capital Appreciation    20%
Maturing Government Bond 2010                                                           Growth                  20%
Money Market                                                                            Index 500
Mortgage Securities                                                                     International Stock
VIP High Income                                                                         Small Company
Global Bond                                                                             Value Stock
                                                                                        VIP Equity-Income
                                                                                        VIP II Contrafund
                                                                                        Small Company Value
                                                                                        Index 400 Mid-Cap
                                                                                        Micro-Cap Growth
                                                                                        Macro-Cap Value

IRC SECTION 7702 TEST APPLIED IS:

Cash Value Accumulation Test

DEFINITIONS
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ACCOUNT VALUE

The sum of the values under the separate account, the guaranteed account and the loan principal of this certificate. They are identified as the separate account value, the guaranteed account value, and the loan principal, respectively.

ACTIVELY AT WORK

To be actively at work for the purposes of this policy, you must be currently working at your employer's normal place of business at least 20 hours a week. A person is not considered actively-at-work if not at work due to illness or injury.

AGE

Your age at last birthday.

ASSOCIATED COMPANY

Any company which is a subsidiary or affiliate of the policyholder which is designated by the policyholder and agreed to by us to participate under the group policy.

CERTIFICATE ANNIVERSARY

The same day in each succeeding year as the certificate date.

CERTIFICATE DATE

The first day of the calendar month on or following a certificate's effective date of coverage. This is the date from which we determine monthly anniversaries, certificate months and certificate years.

CERTIFICATE MONTH

A calendar month in which insurance is provided under this certificate.

CERTIFICATE YEAR

A period of twelve consecutive certificate months, measured from the certificate date and each successive certificate anniversary, during which coverage is provided under this certificate.

ELIGIBLE INSURED

You are an eligible insured if you:

      (1)    are under age 70; and
      (2) were actively at work for each of the 4 weeks immediately prior to the date your application for coverage under the group policy is approved by us; and
      (3) are identified by the policyholder as a person eligible to be insured under the Policyholder's policy.

FACE AMOUNT

The minimum death benefit under this certificate so long as the insurance coverage under this certificate remains in force.

FUND

The mutual fund or separate investment portfolio within a series mutual fund which we designate as an eligible investment for the separate account and its sub-accounts.

GENERAL ACCOUNT

All assets of Northstar Life other than those in the separate account or in other separate accounts established by us.

GUARANTEED ACCOUNT

Assets other than the loan principal that are held in our general account and attributable to certificates issued under the group policy, and others of its class.

GUARANTEED ACCOUNT VALUE

The sum of all net premiums and transfers allocated to the guaranteed account and interest and experience credits declared thereon, minus amounts transferred to the separate account or removed in connection with a withdrawal or loan and minus charges assessed against the guaranteed account value.

INSURED

An eligible insured who becomes insured under this certificate.

LAPSE

Termination of insurance coverage under this certificate due to non-payment of a premium during its grace period in an amount that, after the deduction of premium expense charges, is sufficient to cover the monthly deductions due at the time we provide notice of the lapse.

LOAN PRINCIPAL

The portion of the general account which is attributable to loans under this certificate.

MATURITY DATE

The 95th birthday of the insured.

MONTHLY ANNIVERSARY

The same date in each succeeding month as the certificate date.

NET CASH VALUE

The account value under this certificate, less any outstanding loan principal and accrued loan interest charges and any charges over due, plus accrued loan interest credits. It is the amount you may obtain through surrender of this certificate.

NET PREMIUM

The premium less premium expense charges deducted from the premium. The net premium is the amount or amounts which are allocated to the guaranteed account and/or the separate account on your behalf.

OWNER

An owner of a certificate issued under the group policy.

POLICYHOLDER

The owner of the group policy, as identified on the specifications page attached to this certificate.

SEPARATE ACCOUNT

The separate investment account created by us to receive and invest net premiums received for this certificate. The particular separate account for this certificate is the Northstar Life Variable Universal Life Account. We established this separate account for this class of policies under New York Law. The separate account is composed of several sub-accounts. We own the assets of the separate account. However, those assets not in excess of separate account liabilities are not subject to claims arising out of any other business in which we engage.

SEPARATE ACCOUNT VALUE

The sum of all sub-account values.

SUB-ACCOUNT

One or more sub-accounts constituting the separate account.

SUB-ACCOUNT VALUE

The current number of sub-account units credited to your certificate multiplied by the current sub-account unit value.

UNIT

A measure of the owner's interest in a sub-account of the separate account.

VALUATION DATE

Any date on which a fund is valued.

VALUATION PERIOD

The period between successive valuation dates measured from the time of one determination to the next.

WE, OUR, US

Northstar Life Insurance Company.

YOU, YOUR

The owner of this certificate.

GENERAL INFORMATION
--------------------------------------------------------------------------------
WHAT IS YOUR AGREEMENT WITH US?

You are insured under the group policy identified on the signed application attached to this certificate. The attached signed application is a part of this certificate. Your certificate, application, and any subsequent application, contain the entire contract between you and us. This certificate summarizes the principal provisions of the group policy that affect your life insurance coverage. The provisions summarized in this certificate are subject in every respect to the group policy. You may examine the group policy at the principal office of the policyholder during regular working hours.

We retain the right to amend this certificate at any time without your consent. Any amendment will be without prejudice to any claim incurred for benefits prior to the date of the amendment.

Any statement made in your signed application will be considered representations and not warranties. Also, any statement made will not be used to void this certificate nor defend against a claim unless the signed statement is contained in your signed application.

No statement you make will be used to contest your coverage unless a copy of the signed statement is or has been furnished to you or to your beneficiary.

This certificate is issued in consideration of your application and the payment of the required premium contributions.

WHAT IS THE EFFECTIVE DATE OF YOUR INSURANCE?

Upon receipt of your application for insurance, the effective date of your insurance will be the later of:

      (1) the date on which we approve your application; and
      (2) the date on which the first premium contribution is paid.

This effective date is shown on the specifications page attached to this certificate.

DEATH BENEFIT
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WHAT IS THE AMOUNT OF THE DEATH BENEFIT?

The amount of the death benefit depends on whether Option A or Option B is selected by the policyholder as the death benefit option under the policy. The death benefit option selected by the policyholder will be the death benefit option for all certificates issued under the policy. Once elected, the death benefit option shall remain unchanged.

The amount of the death benefit for Option A will be determined as follows:

    (1) the face amount of insurance on the insured's date of death while this certificate is in force; plus
    (2) the amount of the cost of insurance for the portion of the certificate month from the date of death to the end of the certificate month; plus

    (3) any accrued loan interest credits; less
    (4) any outstanding loan principal and accrued loan interest charges; less
    (5) any unpaid monthly deductions determined as of the date of the insured's death.

The amount of the death benefit for Option B will be determined as follows:

    (1) the face amount of insurance on the insured's date of death while this certificate is in force; plus
    (2) the amount of the owner's account value as of the date we receive due proof of death satisfactory to us; plus
    (3) the amount of the cost of insurance for the portion of the certificate month from the date of death to the end of the certificate month; plus
    (4) any monthly deductions taken under the certificate since the date of death; plus
    (5) any accrued loan interest credits; less
    (6) any outstanding loan principal and accrued loan interest charges; less
    (7) any unpaid monthly deductions determined as of the date of the insured's death.

Payment of the death benefit will extinguish our liability under this certificate for which the death benefit has been paid.

We intend that this certificate qualify as a life insurance policy as defined by
Section 7702 of the Internal Revenue Code, as amended. We reserve the right to either increase the face amount of insurance on the life of the insured, return any excess net cash value or limit the amount of premium contributions we will accept under this certificate in order to maintain such qualification.

CAN THE OWNER CHANGE THE DEATH BENEFIT OPTION?

No.

WHAT IS THE FACE AMOUNT OF INSURANCE ON THE LIFE OF THE INSURED?

The face amount of insurance on the life of the insured is as shown on the specifications page attached to this certificate.

MAY THE FACE AMOUNT OF INSURANCE CHANGE?

Yes. The owner may apply at any time for a change through a written request in compliance with the limitations on the specifications page attached to this certificate. If an increase in the current face amount is applied for, we reserve the right to require evidence of insurability from the insured.

If a decrease in the current face amount is requested, we will grant the request. However, the amount of insurance on the insured may not be reduced to less than the amount shown on the specifications page attached to this certificate. If following a decrease in face amount, this certificate would not comply with the maximum premium limitations required by federal law, the decrease may be limited or net cash value may be returned to the owner (at the owner's election), to the extent necessary to meet these requirements.

WHEN WILL CHANGES IN THE FACE AMOUNT OF INSURANCE BECOME EFFECTIVE?

Increases are effective on the monthly anniversary on or following the date we approve the change, or any other date mutually agreed upon between the policyholder and us.

Decreases in the face amount of insurance are effective on the monthly certificate anniversary on or following receipt by us of your written request. However, if the owner requests that the decrease become effective on a specified future date, we will make the decrease effective on the monthly anniversary or next following the date requested.

WHEN WILL THE DEATH BENEFIT BE PAID?

We will pay the death benefit upon due proof satisfactory to us that the insured died while insured under this certificate.

If the current death benefit option is Option A, we will pay interest on the death benefit from the date of the insured's death until the date of payment.

If the current death benefit option is Option B, we will pay interest on the face amount of insurance from the date of the insured's death until the date of payment. We will pay interest on any charges taken under this certificate since the date of death from the date the charge was taken until the date of payment.

Interest will be at an annual rate determined by us, but never less than the greater of three percent per year compounded annually, or the rate required by law.

Death benefit proceeds will ordinarily be paid within seven days after we receive all information required for such payment, including due proof of the insured's death.

PAYMENT OF PROCEEDS
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TO WHOM WILL WE PAY THE DEATH BENEFIT?

We will pay the death benefit proceeds to the surviving beneficiary specified on the application or as subsequently changed.

WHAT HAPPENS IF ONE OR ALL OF THE BENEFICIARIES DIE BEFORE THE INSURED?

If a beneficiary dies before the insured, that beneficiary's interest in this certificate ends with that beneficiary's death. Only those beneficiaries who survive the insured will be eligible to share in the proceeds. If no beneficiary survives the insured or if a beneficiary is not named, we will pay the proceeds according to the following order of priority:

      (1) the insured's lawful spouse, if living; otherwise
      (2) the personal representative of the insured's estate.

MAY THE OWNER CHANGE THE BENEFICIARY?

If the owner has reserved the right to change the beneficiary, the owner may file a written request with us to change the beneficiary. If the owner has not reserved the right to change the beneficiary, the written consent of the irrevocable beneficiary will be required. The owner's written request will not be effective until it is recorded in our home office records. After it has been so recorded, it will take effect as of the date the owner signed the request.

However, if the insured dies before the request has been so recorded, the request will not be effective as to those proceeds we have paid before the owner's request was so recorded.

CAN DEATH BENEFIT PROCEEDS BE PAID IN OTHER THAN A SINGLE SUM?

Yes. An owner may request that we pay the death benefit proceeds under one of the following settlement options. We may also use any other method of payment that is agreeable to the owner and us. A settlement option may be selected only if the payments are to be made to a natural person in that person's own right.

WHAT ARE THE SETTLEMENT OPTIONS AVAILABLE?

Each settlement option is paid in fixed amounts as described below. If the owner of this certificate requests a settlement option, he or she will be asked to sign an agreement covering the election which will state the terms and conditions of the payments. The payments do not vary with the performance of the separate account.

      (1) Interest Payments: Payment of interest on the proceeds at such times and for a period as may be agreed upon between the owner of this certificate and us. Withdrawal of proceeds may be made in amounts of at least $500. At the end of the period, any remaining proceeds will be paid in either a single sum or under any other method we approve.
      (2)    Fixed Period Annuity: An annuity payable in monthly installments for a specified number of years, from one to twenty years.
      (3)    Life Annuity: An annuity payable monthly for the lifetime of the annuitant and ending with the last monthly payment due prior to the annuitant's death.
      (4) Payments of a Specified Amount: Monthly payments of a specified amount until the proceeds and interest are fully paid.

CAN A BENEFICIARY REQUEST A PAYMENT UNDER A SETTLEMENT OPTION?

Yes. A beneficiary may select a settlement option, but only after the insured's death. However, an owner or insured may provide that the beneficiary will not be permitted to change the elected settlement option. Illustrations for the four available settlement options are shown as part of this certificate. The settlement option illustrations attached to this certificate are intended as generic examples of the available options and are not intended to be specific to the owner's coverage.

PREMIUMS
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WHEN AND HOW OFTEN ARE PREMIUMS DUE?

A premium must be paid to put this certificate in force. This initial premium must be of an amount that, after the deduction of premium expense charges, will cover the first month's deductions. Premiums paid after the initial premium may be in any amount. A premium must be paid at such time when there is insufficient net cash value to pay the monthly deductions necessary to keep this certificate in force.

IS THERE A GRACE PERIOD FOR THE PAYMENT OF PREMIUMS?

Yes. This certificate has a 61-day grace period. The grace period will start on the day we mail the owner a notice of lapse. This certificate will lapse if the premium amount specified in the notice is not paid by the end of the grace period and the net cash value is insufficient to cover the monthly deduction. We will mail this notice on any certificate monthly anniversary date when the net cash value for the insured under this certificate is insufficient to cover the monthly deduction. This certificate of insurance will remain in effect during the 61-day grace period. If sufficient premium is not paid by the end of the grace period, the insured's coverage will lapse. The grace period does not apply to the first premium payment.

WHAT IS THE AMOUNT OF THE DEATH BENEFIT DURING THE GRACE PERIOD?

The death benefit amount under the death benefit option in effect for this certificate at the time of the insured's death will be paid if death occurs during the grace period.

POLICY CHARGES
--------------------------------------------------------------------------------
WHAT TYPE OF CHARGES ARE THERE UNDER THIS CERTIFICATE?

Charges under this certificate are those which we deduct from premium payments, (premium expense charges), those which we deduct from the account value under this certificate, (account value charges), and those we assess against the separate account assets attributable to this certificate, (separate account charges).

WHAT CHARGES ARE DEDUCTED FROM PREMIUM PAYMENTS?

From premiums paid, we will deduct the following premium expense charges:
(1) a sales charge; (2) a premium tax charge; and (3) a federal tax charge. The remaining amount, or net premium, will be allocated to the guaranteed account and/or sub-accounts of the separate account, as directed by the owner, and become part of this certificate's net cash value.

    (1) The sales charge is for distribution expenses. This sales charge shall not exceed five percent of each premium paid.

    (2) The premium tax charge is to compensate us for the premium tax we pay to state and local governments, and such other charges or expenses as we may incur, including guaranty fund assessments. This charge is currently two percent. The charge is not guaranteed and may be increased in the future, but only as necessary to cover our premium taxes and other charges or expenses.

    (3) The federal tax charge is to compensate us for the corporate federal income taxes that result from a sale of this certificate. The federal tax charge is 1.25 percent of each premium paid if the policy is deemed to be an individual contract under the Omnibus Budget Reconciliation Act of 1990, as amended, and 0.25 percent if deemed a group contract under that Act.

WHAT CHARGES ARE DEDUCTED FROM THE ACCOUNT VALUE OF THIS CERTIFICATE?

From the net cash value of this certificate, we will deduct a monthly deduction and any applicable transaction charges as account value charges. If the net cash value is insufficient to cover the account value charges, this certificate will lapse unless sufficient payment is received within the grace period.

The monthly deduction will be the sum of: (1) the administration charge; (2) the cost of insurance charge; and (3) the charge for any additional benefits provided by certificate supplement. The monthly deduction will be deducted on the certificate date and on each succeeding certificate monthly anniversary.

    (1) The administration charge is for administrative expenses, including those attributable to the records we create and maintain for this certificate. The maximum administration charge is $4 per month.

    (2) The cost of insurance charge is for providing the death benefit under this certificate. The charge is calculated by multiplying the net amount at risk under this certificate by a cost of insurance rate which varies with the insured's age and rate class. The rate is guaranteed not to exceed rates determined on the basis of 125 percent of the 1980 Commissioners Standard Ordinary Mortality Table. The charges described as Table A attached herein are maximum cost of insurance rates. The net amount at risk for this certificate is the difference between the death benefit and the account value.

    (3) The charge for any additional benefits, if any, is for providing the coverages offered by certificate supplement.

Transaction charges are to compensate us for the administrative costs incurred in processing a transaction. Currently, a transaction charge applies to each withdrawal. The amount of the charge is the lesser of $25 or two percent of the amount withdrawn. We may also deduct a charge for any transfer of funds between the guaranteed account and the separate account or among the sub-accounts of the separate account. The amount charged will not exceed $10. Transaction charges will be deducted at the end of the day on which the transaction occurs.

Account value charges will be deducted from the guaranteed account value and the separate account value in the same proportion that those values bear to each other and, as to the separate account value, from each sub-account in the proportion that the sub-account value of each such sub-account bears to the separate account value.

WHAT CHARGES ARE ASSESSED AGAINST THE SEPARATE ACCOUNT ASSETS?

We assess a mortality and expense risk charge against the separate account assets of this certificate. We also reserve the right to charge or make provision for income taxes payable by us based on separate account assets.

WHAT IS THE MORTALITY AND EXPENSE RISK CHARGE?

This charge is for assuming the risks that the cost of insurance charge will be insufficient to cover actual mortality experience and that the other charges will not cover our expenses in connection with the group policy. The mortality and expense risk charge is deducted from the separate account assets daily at an annual rate not to exceed 0.50 percent of the separate account assets.

SEPARATE ACCOUNT
--------------------------------------------------------------------------------
HOW WAS THE SEPARATE ACCOUNT ESTABLISHED?

We established the separate account in accordance with certain provisions of New York insurance law.

WHAT IS THE PURPOSE OF THE SEPARATE ACCOUNT?

The purpose of the separate account is to hold assets attributable to the variable portion of the group policy and others of its class.

WHAT SEPARATE ACCOUNT OPTIONS ARE AVAILABLE?

The separate account is divided into sub-accounts. Those available to this certificate are listed on the specifications page attached to this certificate. Net premiums will be allocated to the various sub-accounts of the separate account or any other sub-accounts which we may add in the future, as elected by the owner of this certificate. We reserve the right to add, combine or remove any sub-accounts of the separate account.

WHAT ARE THE INVESTMENTS OF THE SEPARATE ACCOUNT?

For each sub-account, there is a fund for the investment of that sub-account's assets. The assets of the sub-accounts are invested in the funds at net asset value. If investment in a fund should no longer be possible or if we determine it becomes inappropriate for the certificates of this class, we may substitute another fund. Substitution may be with respect to both existing certificate values and future premiums. The investment policy of the separate account may not be changed, however, without the approval of the regulatory authorities of the State of New York. If required, that approval process will be on file with the regulatory authorities of the state in which this policy is delivered.

WHAT CHANGES MAY WE MAKE TO THE SEPARATE ACCOUNT?

We reserve the right to transfer assets of the separate account which we determine to be associated with the class of policies to which the group policy belongs, to another separate account. If such a transfer is made, the term "separate account" as used in this certificate, shall then mean the separate account to which the assets are transferred. A transfer of this kind may require the advance approval of state regulatory authorities.

We reserve the right to, when permitted by law:

      (1) restrict or eliminate any voting right of owners or other persons who have voting rights as to the separate account; and

      (2) combine the separate account with one or more other separate accounts; and

      (3) to de-register the separate account under the Investment Company Act of 1940.

HOW ARE NET PREMIUMS ALLOCATED?

Net premiums are allocated to the guaranteed account and/or to the sub-accounts of the separate account. Initially, the allocation elected is indicated in the application for this certificate. Allocations may be changed for future premiums. The owner may do this by giving us a written request or through any other method made available by us under this policy. A change will not take effect until it is recorded by us in our home office.

Allocations must be expressed in whole percentages. The allocation to the guaranteed account or to any sub-account of the separate account must be at least ten percent of the net premium. We reserve the right to restrict the allocation of premium to the guaranteed account. If we do so, no more than fifty percent of the net premium may be allocated to the guaranteed account.

We reserve the right to delay the allocation of net premiums to named sub-accounts. Such a delay will be for a period of 30 days after issuance of this certificate. This right will be exercised by us only when we believe economic conditions make such a delay necessary to reduce market risk during this period. If we exercise this right, net premiums will be allocated to the money market sub-account until the end of that period.

WHAT IS A TRANSFER?

A transfer is a reallocation of the net cash value between the guaranteed account and the separate account or among the sub-accounts of the separate account for a given owner.

MAY THE OWNER MAKE TRANSFERS OF AMOUNTS UNDER THIS CERTIFICATE?

Yes. Transfers from a sub-account of the separate account or from the guaranteed account may be made in writing, by telephone, or through any other method made available by us under the policy. For transfers out of the separate account or among the sub-accounts of the separate account, we will credit and cancel units based on the sub-account unit values as of the end of the valuation period during which the owner's request is received at our home office. For transfers out of the guaranteed account, a dollar amount will be transferred based on the owner's guaranteed account value at the time of transfer.

ARE THERE OTHER LIMITATIONS ON TRANSFERS?

Yes. Only one transfer may be made under this certificate each month. The amount to be transferred to or from a sub-account of the separate account or the guaranteed account must be at least $250. If the balance in the guaranteed account or in the sub-account from which the transfer is to be made is less than $250, the entire account value attributable to that sub-account or the guaranteed account must be transferred. If a transfer would reduce the account value in the sub-account from which the transfer is to be made to less than $250, we reserve the right to include that remaining amount in the sub-account with the amount transferred.

The maximum amount of net cash value to be transferred out of the guaranteed account to the sub-accounts of the separate account is limited to twenty percent (or $250 if greater) of the guaranteed account value. Transfers to or from the guaranteed account are limited to one such transfer per certificate year. We may further restrict transfers by requiring that the request is received by us or postmarked in the 30-day period before or after the last day of the certificate anniversary. Requests for transfers which meet these conditions would be effective after we approve and record them at our home office.

We may modify the transfer privilege in the future by changing the minimum amount transferable, by altering the frequency of transfers, by imposing a transfer charge, by prohibiting transfers, or in such other manner as we may determine at our discretion.

HOW ARE UNITS DETERMINED?

The number of units credited with respect to each net premium payment is determined by dividing the portion of the net premium payment allocated to each sub-account by the then current unit value for that sub-account. This determination is made as of the end of the valuation period during which the premium is received at our home office. Once determined, the number of units will not be affected by changes in the unit value.

HOW ARE UNITS INCREASED OR DECREASED?

The number of units of each sub-account credited to this certificate will be increased by the allocation of subsequent net premiums, policy experience credits, loan repayments, interest credits and transfers to that sub-account. The number of units credited to a sub-account under this certificate will be decreased by deductions to the sub-account, loans and loan interest charges, transfers from that sub-account and withdrawals from that sub-account. The number of sub-account units will decrease to zero on certificate termination.

HOW IS A UNIT VALUED?

The unit value will increase or decrease on each valuation date. The amount of any increase or decrease will depend on the net investment experience of the sub-accounts of the separate account. The value of a unit for each sub-account was originally set at $1.00 on the first valuation date. For any subsequent valuation date, its value is equal to its value on the preceding valuation date multiplied by the net investment factor for that sub-account for the valuation period ending on the subsequent valuation date.

WHAT IS THE NET INVESTMENT FACTOR FOR EACH SUB-ACCOUNT?

The net investment factor is a measure of the net investment experience of a sub-account during the valuation period.

The net investment factor for a valuation period is: the gross investment rate for such valuation period, less a deduction for the charges under this certificate which are assessed against separate account assets. The gross investment rate is equal to:

    (1) the net asset value per share of a fund share held in the sub-account of the separate account determined at the end of the current valuation period; plus
    (2) the per-share amount of any dividend or capital gain distributions by the fund if the "ex-dividend" date occurs during the current valuation period, divided by
    (3) the net asset value per share of that fund share held in the sub-account determined at the end of the preceding valuation period,

We reserve the right to deduct a charge against the separate account assets, or make other provisions for, any additional tax liability we may incur with respect to the separate account or the policies, to the extent that those liabilities exceed the amounts recovered through the deduction from premiums for premium taxes and federal taxes.

ACCOUNT VALUES
--------------------------------------------------------------------------------
WILL THE OWNER HAVE ACCESS TO THE NET CASH VALUE?

Yes. The owner has access to this certificate's net cash value. The net cash value is the account value of this certificate, less the loan principal and accrued loan interest charges and any charges overdue, plus accrued loan interest credits.

HOW IS THE ACCOUNT VALUE DETERMINED?

The account value is determined separately for this certificate. It is the sum of the values under the separate account, the guaranteed account and the loan principal of this certificate.

The separate account value is the sum of units of each sub-account, credited to this certificate, multiplied by the accumulation unit value for that sub-account. Once determined, the number of units credited to a sub-account under an owner's certificate will not be affected by changes in the unit value. However, the number of units will be increased by the allocation of subsequent net premiums, policy experience credits, loan repayments, loan interest credits and transfers to that sub-account. The number of units credited to a sub-account under an owner's certificate will be decreased by deductions to that sub-account, loans and loan interest charges, transfers from that sub-account and withdrawals from that sub-account. The number of sub-account units will decrease to zero on a certificate termination.

IS THE SEPARATE ACCOUNT VALUE GUARANTEED?

No. The separate account value of this certificate is not guaranteed.

IS THE GUARANTEED ACCOUNT VALUE GUARANTEED?

Yes. The guaranteed account value of this certificate is guaranteed by us. It cannot be reduced by the investment experience of the guaranteed account.

IS INTEREST CREDITED ON THE GUARANTEED ACCOUNT VALUE?

Yes. Interest is credited on the guaranteed account value of this certificate. Interest is credited daily at a rate of not less than three percent per year, compounded annually. We guarantee this minimum rate for the life of the group policy.

MAY ADDITIONAL INTEREST BE CREDITED ON THE GUARANTEED ACCOUNT?

Yes. As conditions permit, we may credit additional amounts of interest to the guaranteed account value.

SURRENDERS AND WITHDRAWALS
--------------------------------------------------------------------------------
MAY THIS CERTIFICATE BE SURRENDERED?

Yes. The owner of this certificate may request the surrender of this certificate at any time while the insured under this certificate is living.

WHAT IS THE SURRENDER VALUE OF THIS CERTIFICATE?

The surrender value of this certificate is the net cash value.

The determination of the surrender value is made as of the end of the valuation period during which we receive the surrender request at our home office.

IS A WITHDRAWAL PERMITTED?

Yes. The owner may make a withdrawal of the net cash value under this certificate. The amount of a withdrawal must be $500 or more and it cannot exceed the amount available as a loan. A withdrawal will cause a decrease in the face amount equal to the amount surrendered under this certificate if the current death benefit option is Option A. A withdrawal has no effect on the face amount of insurance under this certificate if the current death benefit option is Option B. However, since the account value is reduced by the amount of the withdrawal, the death benefit under this certificate, if the current death benefit option is Option B, will be reduced by this same amount at the time of the withdrawal. We reserve the right to change the minimum amount for withdrawals, limit the frequency of withdrawals, or restrict or prohibit withdrawals from the guaranteed account.

MAY THE OWNER DIRECT US AS TO HOW WITHDRAWALS WILL BE TAKEN FROM THE NET CASH VALUE?

Yes. The owner may tell us the sub-accounts from which a withdrawal is to be taken or whether it is to be taken in whole or in part from the guaranteed account. If the owner does not direct us as to how withdrawals will be taken, they will be deducted from the guaranteed account value and separate account value in the same proportion that those values bear to each other and, as to the separate account value from each sub-account in the proportion that the sub-account value of each such sub-account bears to the separate account value. We reserve the right to restrict or prohibit withdrawals from the guaranteed account.

HOW WILL THE OWNER KNOW THE STATUS OF A CERTIFICATE?

Each year we will send the owner of this certificate a report. This report will show the status of this certificate. It will include the account value, the face amount as of the date of the report, the premiums paid during the year and their allocation, certificate charges, loan activity and the net cash value. The report will be sent without cost to the owner. If the policyholder owns all of the certificates, a consolidated report will be sent. The report will be as of a date within two months of its mailing.

LOANS
--------------------------------------------------------------------------------
CAN THE OWNER BORROW AGAINST THE NET CASH VALUE?

Yes. The owner may borrow an amount of at least $100 and up to the maximum loan amount. This amount is determined as of the date we receive the request for a loan. Requests may be made in writing, by telephone, or through any other method made available by us under this policy. This certificate will be the only security required for a loan. We will charge interest on the loan principal in arrears.

When a loan is to come from the guaranteed account value, we have the right to postpone a loan for up to six months.

WHAT IS THE MAXIMUM LOAN AMOUNT AVAILABLE FOR A LOAN ON THIS CERTIFICATE?

The total amount available for a loan under any certificate is (a) minus (b), where (a) is ninety percent of the account value and (b) is the loan principal plus accrued loan interest charges. The maximum loan amount will be determined as of the date we receive the owner's request for a loan at our home office.

WHAT IS THE EFFECT OF A LOAN?

When a loan is taken on this certificate, we will reduce the net cash value of this certificate by the amount borrowed. This determination will be made as of the end of the valuation period during which the loan request is received at our home office. The amount borrowed continues to be a part of the account value, as the amount borrowed becomes part of the loan principal where it will accrue loan interest credit, and will be held in our general account.

HOW DOES A LOAN REDUCE NET CASH VALUE ON THIS CERTIFICATE?

Unless the owner directs us otherwise, the loan will be taken from this certificate's guaranteed account value and separate account value in the same proportion that those values bear to each other and, as to the separate account value, from each sub-account in the proportion that the sub-account value of each such sub-account bears to the separate account value. The number of units to be cancelled will be based upon the value of the units as of the end of the valuation period during which the loan request is received at our home office.

The net cash value of this certificate may decrease from day to day. The net cash value will decrease by the same amount of any decrease in account value or increase in the amount borrowed or increase in the difference between the accrued loan interest charges and the accrued loan interest credits. If this certificate has a loan principal and no net cash value, this certificate will lapse.

WHAT IS THE INTEREST RATE CHARGED ON THE LOAN PRINCIPAL?

The interest rate charged on the loan principal will be eight percent per year.

The accrued loan interest charges on the loan principal will reduce the net cash value. Loan interest charges are due at the end of the certificate month. If the accrued loan interest charges are not paid at the end of the certificate month, this interest will be deducted from the account value and added to the loan principal and charged the same rate of interest as the loan principal in effect.

WHAT IS THE INTEREST RATE CREDITED TO THIS CERTIFICATE AS A RESULT OF A LOAN?

Interest credits which accrue on the loan principal shall be at a rate not less than six percent per year.

WHEN ARE LOAN INTEREST CREDITS AND LOAN INTEREST CHARGES ALLOCATED TO THIS CERTIFICATE?

Loan interest charges and loan interest credits are allocated monthly, at loan repayment, at certificate surrender and at death. Loan interest charges and loan interest credits are allocated to this certificate's guaranteed account value and separate account value in the same proportion that those values bear to each other and, as to the separate account value, to each sub-account in the proportion that the sub-account value of each such sub-account bears to the separate account value.

WHEN AND IN WHAT AMOUNT SHOULD LOAN REPAYMENTS BE MADE?

The principal and the accrued loan interest charges may be repaid in full or in part at any time before the insured's death so long as the insurance coverage under this certificate is in force. The loan may also be repaid within 60 days after the date of the insured's death, if we have not paid any of the death benefits under this certificate. Any loan repayment must be at least $100 unless the balance due is less than $100.

HOW DO LOAN REPAYMENTS AFFECT THE LOAN PRINCIPAL AND THE GUARANTEED ACCOUNT
VALUE?

Loan repayments are allocated to the guaranteed account value and increase the net cash value of a certificate by the amount of the loan repayment. The loan repayment will be applied first to reduce the amount of accrued loan interest charges. Any remaining portion of the repayment will then be used to reduce the loan principal.

WHAT HAPPENS IF A LOAN ON THIS CERTIFICATE IS NOT REPAID?

If this certificate has a loan principal, this certificate will remain in force so long as it has net cash value. If it does not have sufficient net cash value, it will lapse.

In this event, to keep this certificate in force, the owner will have to make a loan repayment. We will give the owner notice of our intent to terminate this certificate and the loan repayment required to keep it in force. The time for repayment will be within 61 days after our mailing of the warning notice of lapse.

TERMINATION
--------------------------------------------------------------------------------
WHEN DOES THE GROUP POLICY TERMINATE?

The policyholder may terminate the group policy by giving us 31 days prior written notice. We reserve the right to terminate the group policy on the earliest of the following to occur:

      (1) the aggregate specified face amount for all certificates under the policy decreases by certain amounts or below the minimum permissible levels we establish for the group policy in any 12 month period; or

      (2) the number of certificates under the group policy decreases by certain amounts or below the minimum permissible levels we establish for the group policy in any 12 month period; or

      (3) 61 days after we provide notice of our intent to terminate the group policy

No individual may become insured under the group policy after the effective date of such a notice of termination. After termination of the group policy, the certificates issued thereunder, may be allowed to convert to individual coverage as described below under the "Conversion Privilege" section.

WHEN DOES A CERTIFICATE OF INSURANCE UNDER THE GROUP POLICY TERMINATE?

The insurance on the life of an insured will terminate on the earliest of:

      (1) 61 days after we mail a warning notice of lapse on a certificate monthly anniversary in which the net cash value is insufficient to pay for the monthly deduction and no premium is paid during the grace period; or

      (2) the date the group policy terminates, unless continuation has previously been made effective; or

      (3) the date the owner surrenders this certificate or requests that we terminate the insurance; or

      (4)    the 95th birthday of the insured.

WILL THE OWNER OF THIS CERTIFICATE RECEIVE NOTICE PRIOR TO THE TERMINATION OF INSURANCE?

If the owner's insurance will be terminated because the net cash value is less than that required to pay the monthly deductions, we will give the owner at least 61 days prior written notice before terminating the insurance.

WHAT HAPPENS TO ACCOUNT VALUES AT GROUP POLICY TERMINATION?

Account values attributable to the separate account will be valued as of the close of business on the distribution date or dates mutually agreed upon by the policyholder and us. For account values attributable to the guaranteed account, we reserve the right to complete the distribution over a period of time determined by us, but not more than five years. This delayed distribution does not in any way continue or extend any insurance that has otherwise terminated due to group policy termination.

CAN INSURANCE ON THE LIFE ON AN INSURED BE REINSTATED AFTER TERMINATION?

Insurance terminated due to the insufficiency of the net cash value to pay the monthly deduction may be reinstated. Reinstatement must occur while the insured is living and any time within three years from the date of lapse. Reinstatement is made by payment of an amount that, after the deduction of percentage-of-premium charges, is large enough to cover all monthly deductions which have accrued on this certificate up to the effective date of reinstatement plus the monthly deductions for the two months following the effective date of reinstatement. If any loans and loan interest charges are not repaid, this indebtedness will be reinstated along with the insurance. No evidence of the insured's insurability will be required during the first 31 days following lapse, but will be required from the 32nd day to 3 years from the date of lapse.

CONVERSION PRIVILEGE
--------------------------------------------------------------------------------
IS THERE A CONVERSION PRIVILEGE TO AN INDIVIDUAL POLICY?

Yes. If the group policy is terminated or if the insured's insurance provided by this certificate ends due to the termination of his or her employment or membership in the class or classes eligible for coverage under the group policy or his or her insurance is reduced on or after the attainment of age sixty in any increment or series of increments totaling twenty percent or more of the amount of insurance in force under the group policy prior to the first reduction at age sixty, the owner shall be entitled to convert such insurance to a policy of permanent individual life insurance within thirty one days of such termination or reduction, without providing evidence of insurability, subject to the following:

    (1) the owner's written application to convert to an individual policy and the first premium for the individual policy must be received in our home office within 31 days of the date the insurance terminates under the group policy; and

    (2) the owner may convert all or part of the amount of insurance under the group policy at the time of termination or, if insurance is reduced due to age, the amount of insurance equal to the amount which was reduced. However, if an insured's insurance terminates because the group policy is terminated, the insured is eligible to convert an amount up to the amount of insurance he or she had just prior to the termination, less any amount he or she may become eligible for under any group policy within 45 days of the termination. The owner may convert said amounts to any policy of permanent individual life insurance then customarily issued by us for purposes of conversion. The premium charge for this insurance will be based upon the insured's age as of his or her nearest birthday; and

    (3) if the insured should die within 31 days of the date that insurance terminated under the group policy, the full amount of insurance that could have been converted under the group policy will be paid.

If the insured employee's insurance ends due to the termination of his or her employment or of membership in the class or classes eligible for coverage under the group policy as a result of his or her total and permanent disability, the owner shall be entitled to convert such insurance to any policy of permanent individual life insurance then customarily issued by us for purposes of conversion.

The owner must be notified within 15 days before or after the event that results in termination or reduction of the insured's group life coverage. If the notice is given more than 15 days but less than 90 days after the event, the time allowed for the exercise of the conversion privilege shall be extended to 45 days after such notice is sent. If the notice is not given within 90 days after the event, the time allowed for the exercise of the conversion privilege expires 90 days after such notice is sent. Such notice shall be mailed by us to your last address furnished to us by the group policyholder.

CAN GROUP INSURANCE COVERAGE BE CONTINUED ONCE THE OWNER'S ELIGIBILITY ENDS?

If the owner's eligibility under the group policy ends, the current group coverage may continue unless:

      (1)    this certificate is no longer in force; or

      (2)    the group policy has terminated; or

      (3) there is less than $250 in this certificate's net cash value after deduction of charges for the month in which eligibility ends.

If any of these limitations apply, the owner may still elect to continue the current group coverage under this certificate, but only for a period not to exceed one year. At the end of this continuation period, he or she may convert such insurance to an individual policy of permanent insurance with Northstar Life. Such conversion shall be subject to the rest of the Conversion Privilege section.

The face amount of insurance will not change unless the owner requests a change. We reserve the right to alter the administration fee not to exceed $4 per month and the monthly cost of insurance up to the maximum in Table A if the insurance is continued.

ADDITIONAL INFORMATION
--------------------------------------------------------------------------------
MAY THE OWNER ASSIGN ANY INTEREST UNDER THIS CERTIFICATE?

Yes. However, we will not be bound by an assignment of this certificate or of any interest in it unless:

      (1)    it is made as a written instrument; and

      (2) the owner files the original instrument or a certified copy with us at our home office; and

      (3)    we send the owner an acknowledged copy.

We are not responsible for the validity of any assignment. If a claim is based on an assignment, we may require proof of interest of the claimant. A valid assignment will take precedence over any claim of a beneficiary.

WHAT IF AN INSURED'S AGE IS MISSTATED?

If the age of the insured has been misstated, the death benefit and account value will be adjusted. The adjustment will be the difference between two amounts accumulated with interest. These two amounts are:

      (1)    the monthly cost of insurance charges that were paid; and

      (2) the monthly cost of insurance charges that should have been paid based on the insured's correct age.

The interest rates used are the rates that were used in accumulating the guaranteed account values.

WHEN DOES AN INSURED'S INSURANCE BECOME INCONTESTABLE?

After the insurance has been in force during the insured's lifetime for a two year period from the certificate date, we cannot contest the insurance for any loss that is incurred more than two years after the certificate date, unless the net cash value has dropped below the amount necessary to pay the insured's cost of insurance on the insured's life. However, if there has been an increase in the amount of insurance for which we required evidence of insurability, then, to the extent of the increase, any loss which occurs within two years of the effective date of the increase will be contestable.

IS THERE A SUICIDE EXCLUSION?

Yes. If an insured dies by suicide within two years of the certificate date, our liability will be limited to an amount equal to the premiums paid for that insured. If there has been an increase in the face amount of insurance for which we required evidence of insurability, and if the insured dies by suicide within two years of the effective date of the increase, our liability with respect to that increase will be limited to the cost of insurance charge attributable to such increase.

DOES THE OWNER HAVE ANY ADDITIONAL VOTING RIGHTS?

Yes. If the owner has separate account units under this certificate, the owner may direct us with respect to the voting rights of fund shares held by us and attributable to this certificate.

COULD THE PAYMENT OF CERTIFICATE PROCEEDS BE POSTPONED?

Normally, we will pay any proceeds within seven days after our receipt of all the documents required for such a payment. Other than the death proceeds, which are determined as of the date of death of the insured, the amount of payment will be determined as of the end of the valuation period during which a request is received at our home office. If such payments are based upon values which do not depend on the investment performance of the separate account, however, we reserve the right to defer payments, including loans, for up to six months from the date of the owner's request. In that case, if we postpone a payment other than a loan payment for more than 31 days, we will pay the owner interest at the greater of three percent per year or the rate required by law for the period beyond that time that payment is postponed. For payments based on account values which do depend on the investment performance of the separate account, we may defer payment only: (a) for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing); or (b) when the Securities and Exchange Commission has determined that a state of emergency exists which may make such payment impractical.

WILL THE PROVISIONS OF THIS CERTIFICATE CONFORM WITH STATE LAW?

Yes. If any provision in this certificate is in conflict with the laws of the state governing this certificate, the provision will be deemed to be amended to conform to such laws.

COULD ANY PAYMENTS MADE UNDER THIS CERTIFICATE BE SUBJECT TO CLAIMS OF
CREDITORS?

To the extent permitted by law, neither the group policy, certificates issued under the group policy, nor any payment thereunder will be subject to the claims of creditors or to any legal process.

WHO HAS OWNERSHIP OF THE GROUP POLICY?

The policyholder owns the group policy. The group policy may be changed or ended by agreement between us and the policyholder without the consent of, or notice to, any person claiming rights or benefits under the policy. However, unless the policyholder is the owner of all the certificates issued under the group policy, the policyholder does not have any ownership interest in the certificates issued under the group policy. The rights and benefits under the certificates are that of the owners of the certificates, and that of the insureds and beneficiaries as set forth in this certificate.

ARE POLICY CHANGES LIMITED?

We reserve the right to limit the number of changes to one per certificate year and to restrict such changes in the first certificate year. For this purpose, changes include increases or decreases in the face amount of insurance.

                                     TABLE A

                        NORTHSTAR LIFE INSURANCE COMPANY

                GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATE
                           ON A TOBACCO DISTINCT BASIS
                          PER $1,000 NET AMOUNT AT RISK

                       MAXIMUM                                         MAXIMUM                                     MAXIMUM
ATTAINED               MONTHLY                 ATTAINED                MONTHLY              ATTAINED               MONTHLY
   AGE*                 RATE                     AGE*                   RATE                  AGE*                  RATE
--------               -------                 --------                -------              --------               -------
            NON-TOBACCO        TOBACCO                      NON-TOBACCO      TOBACCO                     NON-TOBACCO    TOBACCO
            -----------        -------                      -----------      -------                     -----------    -------
     0          0.254           0.254             35            0.174          0.265           70             3.427        5.191
     1          0.102           0.102             36            0.184          0.285           71             3.797        5.648
     2          0.098           0.098             37            0.197          0.310           72             4.230        6.171
     3          0.096           0.096             38            0.210          0.338           73             4.724        6.757
     4          0.093           0.093             39            0.225          0.369           74             5.273        7.405

     5          0.088           0.088             40            0.243          0.406           75             5.864        8.100
     6          0.084           0.084             41            0.261          0.445           76             6.491        8.815
     7          0.079           0.079             42            0.281          0.488           77             7.149        9.540
     8          0.077           0.077             43            0.302          0.534           78             7.845       10.278
     9          0.076           0.076             44            0.324          0.584           79             8.600       11.058

     10         0.076           0.076             45            0.350          0.636           80             9.439       11.904
     11         0.082           0.082             46            0.377          0.691           81            10.384       12.841
     12         0.091           0.091             47            0.407          0.749           82            11.456       13.886
     13         0.104           0.104             48            0.439          0.813           83            12.649       15.034
     14         0.118           0.118             49            0.474          0.882           84            13.943       16.241

     15         0.129           0.163             50            0.514          0.958           85            15.311       17.473
     16         0.139           0.179             51            0.559          1.043           86            16.737       18.705
     17         0.147           0.192             52            0.611          1.140           87            18.205       19.973
     18         0.152           0.202             53            0.671          1.249           88            19.710       21.295
     19         0.156           0.208             54            0.736          1.367           89            21.271       22.625

     20         0.158           0.212             55            0.808          1.492           90            22.908       24.006
     21         0.157           0.212             56            0.885          1.624           91            24.659       25.457
     22         0.154           0.210             57            0.967          1.760           92            26.588       27.118
     23         0.152           0.208             58            1.056          1.903           93            28.870       29.192
     24         0.149           0.204             59            1.156          2.056           94            31.894       32.006

     25         0.146           0.199             60            1.268          2.228
     26         0.144           0.197             61            1.395          2.424
     27         0.143           0.197             62            1.544          2.650
     28         0.143           0.198             63            1.714          2.904
     29         0.144           0.202             64            1.903          3.184

     30         0.146           0.208             65            2.110          3.480
     31         0.149           0.215             66            2.332          3.788
     32         0.153           0.223             67            2.568          4.104
     33         0.159           0.235             68            2.823          4.434
     34         0.166           0.249             69            3.105          4.792

*This is the insured's attained age as of the last certificate anniversary.

                                     TABLE A

                        NORTHSTAR LIFE INSURANCE COMPANY

                GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATE
                             ON A UNI-TOBACCO BASIS
                         PER $1,000 NET AMOUNT AT RISK

                            MAXIMUM                                       MAXIMUM                                        MAXIMUM
    ATTAINED                MONTHLY                ATTAINED               MONTHLY                    ATTAINED            MONTHLY
       AGE*                   RATE                    AGE*                  RATE                        AGE*               RATE
    --------                -------                --------               -------                    --------            -------
                           UNI-TOBACCO                                   UNI-TOBACCO                                   UNI-TOBACCO
                           -----------                                   -----------                                   -----------
        0                     0.254                    35                   0.214                        70                 3.835
        1                     0.102                    36                   0.229                        71                 4.214
        2                     0.098                    37                   0.246                        72                 4.654
        3                     0.096                    38                   0.265                        73                 5.157
        4                     0.093                    39                   0.287                        74                 5.712

        5                     0.088                    40                   0.312                        75                 6.310
        6                     0.084                    41                   0.339                        76                 6.941
        7                     0.079                    42                   0.368                        77                 7.599
        8                     0.077                    43                   0.398                        78                 8.289
        9                     0.076                    44                   0.431                        79                 9.033

       10                     0.076                    45                   0.465                        80                 9.857
       11                     0.082                    46                   0.502                        81                10.784
       12                     0.091                    47                   0.541                        82                11.835
       13                     0.104                    48                   0.583                        83                13.006
       14                     0.118                    49                   0.629                        84                14.270

       15                     0.134                    50                   0.681                        85                15.605
       16                     0.148                    51                   0.739                        86                16.991
       17                     0.159                    52                   0.805                        87                18.421
       18                     0.168                    53                   0.879                        88                19.895
       19                     0.174                    54                   0.960                        89                21.422

       20                     0.176                    55                   1.047                        90                23.024
       21                     0.177                    56                   1.138                        91                24.740
       22                     0.176                    57                   1.234                        92                26.640
       23                     0.173                    58                   1.334                        93                28.901
       24                     0.171                    59                   1.444                        94                31.905

       25                     0.167                    60                   1.568
       26                     0.166                    61                   1.709
       27                     0.166                    62                   1.871
       28                     0.166                    63                   2.055
       29                     0.169                    64                   2.259

       30                     0.172                    65                   2.478
       31                     0.178                    66                   2.711
       32                     0.184                    67                   2.956
       33                     0.193                    68                   3.217
       34                     0.202                    69                   3.507

*This is the insured's  attained age as of the last certificate anniversary.

                INTEREST PAYMENT SETTLEMENT OPTIONS ILLUSTRATION
                          VARIABLE GROUP UNIVERSAL LIFE

The beneficiary is entitled to receive payment of the insurance in a lump sum payment or in any one of the available settlement options. The guaranteed interest rate is based on 3%. The current rate is subject to change at any time but never less than the guaranteed rate.

Payment of interest on the proceeds at such times and for a period as may be agreed upon between the owner of a certificate and us. Withdrawal of proceeds may be made in amounts of at least $500. At the end of the period, any remaining proceeds will be paid in either a single sum or under any other method we approve.

    (1) Principal Held At Interest (Withdrawable): Principal will be held by the Company at interest for 2 years, 5 years or for your lifetime, with interest payable monthly, quarterly, semi-annually or annually. Or the interest could be added to the principal sum and bear interest at the same rate. Interest would be considered "withdrawable". Withdrawable would mean that any accruing interest would be reportable for tax purposes. You would, also, have the option of withdrawing the funds at any time without any interest penalty.

    (2) Principal Held At Interest (Non-Withdrawable): Principal held by the Company at interest for 2 years, 5 years or for your lifetime, with interest added to the principal sum and bearing interest at the same rate. Interest would be considered "non-withdrawable". Non-withdrawable would mean that we would defer reporting the taxable gain on the accumulating interest until the date specified. If funds are withdrawn prior to the specified period there would be an interest penalty of 1/4 of 1% for the period the proceeds were held, up to a maximum of 5 years.


THIS SETTLEMENT OPTION ILLUSTRATION IS INTENDED AS A GENERIC EXAMPLE OF THIS SETTLEMENT OPTION AND IS NOT INTENDED TO BE SPECIFIC TO THE OWNER'S COVERAGE.

              FIXED PERIOD ANNUITY SETTLEMENT OPTIONS ILLUSTRATION
                          VARIABLE GROUP UNIVERSAL LIFE

The beneficiary is entitled to receive payment of the insurance in a lump sum payment or in any one of the available settlement options. The guaranteed interest rate is based on 3%. The current rate is subject to change at any time but never less than the guaranteed rate.

An annuity payable in monthly installments for a specified number of years, from one to twenty years.

      (1) Principal & Interest Paid In Monthly Payments (Specific Number of Years): Principal and interest would be held by the Company to be paid in monthly installments for a specific number of years. The following is based on the guaranteed rate. (Benefits may be higher based on the rates currently offered by the company.) The monthly payment for each $1,000 of insurance would be:

       Years Payable                             Monthly Payment per $1,000
              1                                           $85.15
              2                                            43.42
              3                                            29.52
              4                                            22.58
              5                                            18.42
             10                                            10.12
             15                                             7.40
             20                                             6.06

THIS SETTLEMENT OPTION ILLUSTRATION IS INTENDED AS A GENERIC EXAMPLE OF THIS SETTLEMENT OPTION AND IS NOT INTENDED TO BE SPECIFIC TO THE OWNER'S COVERAGE.

                  LIFE ANNUITY SETTLEMENT OPTIONS ILLUSTRATION
                          VARIABLE GROUP UNIVERSAL LIFE

The beneficiary is entitled to receive payment of the insurance in a lump sum payment or in any one of the available settlement options. The guaranteed interest rate is based on 3%. The current rate is subject to change at any time but never less than the guaranteed rate.

An annuity payable monthly for the lifetime of the annuitant and ending with the last monthly payment due prior to the annuitant's death.

    (1) Annuity: Principal would be used to purchase an annuity. Monthly installments would be payable to you for as long as you live. You may choose varying periods certain. In which case, if you should die prior to the period certain, the commuted value of the remaining payments certain would be payable to your beneficiary. Monthly payments are dependent upon your date of birth.

        Example:

        If the insured elects an annuity as his/her settlement option, the monthly benefit would be calculated in the following manner:

        The principal amount is multiplied by the factor found on the attached table and divided by 1,000. For example, assume a male, age 55 with $20,000 of principal who elects:

          (a)   a life only annuity
                       ($20,000 * 6.63)/l,000 = $132.60 monthly income

          (b)   ten year certain and life annuity
                       ($20,000 * 6.51)/l,000 = $130.20 monthly income

        The interest rates used to calculate the annuity factors are adjusted as market interest rates fluctuate. The table provided was calculated assuming an interest rate of 5.95%.

                  Issue Age                                             35
                  Minimum Issue Amount                             $50,000
                  Minimum Guaranteed Interest Rate*                   3.00%
                  Maximum Guaranteed Charges
                      Premium Tax Charge                              2.00%
                      Sales Charge                                    5.00%
                      Federal Tax Charge                              0.25%
                      Administration Charge                        $  4.00

         *only for funds invested in the General Account

                                                                                                                         Monthly
                      Monthly                 Monthly                  Monthly                   Monthly              Contribution
                      Minimum                 Risk                  Administrative              Percent Of               To The
     Age              Premium                 Charge                   Charge                 Premium Charge          Account Value
     ---              -------                 ------                   ------                 --------------          -------------
      35              $15.84                  $10.69                   $4.00                    $1.15                       $0.00
      36               16.64                   11.43                    4.00                     1.21                        0.00
      37               17.55                   12.28                    4.00                     1.27                        0.00
      38               18.59                   13.24                    4.00                     1.35                        0.00
      39               19.78                   14.35                    4.00                     1.43                        0.00

      40               21.13                   15.60                    4.00                     1.53                        0.00
      41               22.58                   16.94                    4.00                     1.64                        0.00
      42               24.12                   18.37                    4.00                     1.75                        0.00
      43               25.78                   19.91                    4.00                     1.87                        0.00
      44               27.55                   21.55                    4.00                     2.00                        0.00

      45               29.40                   23.27                    4.00                     2.13                        0.00
      46               31.38                   25.10                    4.00                     2.27                        0.00
      47               33.48                   27.06                    4.00                     2.43                        0.00
      48               35.75                   29.16                    4.00                     2.59                        0.00
      49               38.25                   31.47                    4.00                     2.77                        0.00

                                                                                                                         Monthly
                      Monthly                  Monthly                 Monthly                  Monthly               Contribution
                      Minimum                   Risk               Administrative             Percent Of                 To The
     Age              Premium                  Charge                  Charge                Premium Charge           Account Value
     ---              -------                  ------                  ------                --------------           -------------
      50              $41.00                  $34.03                   $4.00                    $2.97                       $0.00
      51               44.17                   36.97                    4.00                     3.20                        0.00
      52               47.71                   40.25                    4.00                     3.46                        0.00
      53               51.72                   43.97                    4.00                     3.75                        0.00
      54               56.09                   48.02                    4.00                     4.07                        0.00

      55               60.76                   52.36                    4.00                     4.41                        0.00
      56               65.68                   56.92                    4.00                     4.76                        0.00
      57               70.82                   61.68                    4.00                     5.13                        0.00
      58               76.25                   66.72                    4.00                     5.53                        0.00
      59               82.17                   72.21                    4.00                     5.96                        0.00

      60               88.83                   78.39                    4.00                     6.44                        0.00
      61               96.43                   85.44                    4.00                     6.99                        0.00
      62              105.18                   93.56                    4.00                     7.63                        0.00
      63              115.08                   102.73                   4.00                     8.34                        0.00
      64              126.07                   112.93                   4.00                     9.14                        0.00

      65              137.89                   123.90                   4.00                    10.00                        0.00
      66              150.45                   135.55                   4.00                    10.91                        0.00
      67              163.65                   147.79                   4.00                    11.86                        0.00
      68              177.75                   160.86                   4.00                    12.89                        0.00
      69              193.36                   175.34                   4.00                    14.02                        0.00

      70              211.06                   191.76                   4.00                    15.30                        0.00
      71              231.49                   210.70                   4.00                    16.78                        0.00
      72              255.20                   232.70                   4.00                    18.50                        0.00
      73              282.29                   257.83                   4.00                    20.47                        0.00
      74              312.25                   285.61                   4.00                    22.64                        0.00

      75              344.49                   315.51                   4.00                    24.98                        0.00
      76              378.52                   347.07                   4.00                    27.44                        0.00
      77              413.95                   379.94                   4.00                    30.01                        0.00
      78              451.13                   414.43                   4.00                    32.71                        0.00
      79              491.25                   451.63                   4.00                    35.62                        0.00

      80              535.66                   492.83                   4.00                    38.84                        0.00
      81              585.65                   539.19                   4.00                    42.46                        0.00
      82              642.34                   591.77                   4.00                    46.57                        0.00
      83              705.43                   650.29                   4.00                    51.14                        0.00
      84              773.60                   713.52                   4.00                    56.09                        0.00

      85              845.55                   780.25                   4.00                    61.30                        0.00
      86              920.27                   849.55                   4.00                    66.72                        0.00
      87              997.37                   921.06                   4.00                    72.31                        0.00
      88            1,076.83                   994.76                   4.00                    78.07                        0.00
      89            1,159.15                   1,071.11                 4.00                    84.04                        0.00

      90            1,245.52                   1,151.22                 4.00                    90.30                        0.00
      91            1,338.00                   1,236.99                 4.00                    97.00                        0.00
      92            1,440.44                   1,332.01                 4.00                   104.43                        0.00
      93            1,562.32                   1,445.05                 4.00                   113.27                        0.00
      94            1,724.24                   1,595.23                 4.00                   125.01                        0.00

THIS SETTLEMENT OPTION ILLUSTRATION IS INTENDED AS A GENERIC EXAMPLE OF THIS SETTLEMENT OPTION AND IS NOT INTENDED TO BE SPECIFIC TO THE OWNER'S COVERAGE.

         PAYMENTS OF A SPECIFIED AMOUNT SETTLEMENT OPTIONS ILLUSTRATION
                          VARIABLE GROUP UNIVERSAL LIFE

The beneficiary is entitled to receive payment of the insurance in a lump sum payment or in any one of the available settlement options. The guaranteed interest rate is based on 3%. The current rate is subject to change at any time but never less than the guaranteed rate.

Monthly payments of a specified amount until the proceeds and interest are fully paid.


THIS SETTLEMENT OPTION ILLUSTRATION IS INTENDED AS A GENERIC EXAMPLE OF THIS SETTLEMENT OPTION AND IS NOT INTENDED TO BE SPECIFIC TO THE OWNER'S COVERAGE.

NORTHSTAR LIFE

University Corporate Centre at Amhurst - Suite 424 - 100 Corporate Parkway - Amherst, New York 14226

VARIABLE GROUP UNIVERSAL LIFE INSURANCE